CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Amendment No. 2 to the Registration Statement of Sylios Corp of my report dated April 11, 2019 appearing in the Prospectus, which is part of this Registration Statement. I also consent to the reference to the Firm under the headings “Experts” in such Prospectus.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
June 17, 2019